July 16, 2014

Skystar Bio-Pharmaceutical Company

4/F, Building B, Chuangye Square, No. 48 Keji Rd

Gaoxin District, Xi’an, Shaanxi Province, P.R. China

Ladies and Gentlemen:

In connection with the issuance by Skystar Bio-Pharmaceutical Company, a Nevada corporation (the “Company”), of up to an aggregate of 790,514 shares (the “Shares”) of its common stock, par value $.001 per share (“Common Stock”), warrants to purchase up to an aggregate of 247,036 shares of Common Stock (the “Warrants”), 1,000 shares of Convertible Preferred Stock (the “Preferred Shares”) convertible into an aggregate of 197,629 shares of Common Stock, and warrants to be issued to the placement agent to purchase up to an aggregate of 29,644 shares of Common Stock (the “Representative Warrants”) pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-192657) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and (ii) the related prospectus included in the Registration Statement as supplemented by the prospectus supplement or supplements relating to the sale of the Shares dated July 16, 2014 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act, certain legal matters with respect to the aforementioned securities are being passed upon for the Company by us as special Nevada local corporate counsel. The shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to as the “Warrant Shares,” the shares of Common Stock issuable upon exercise of the Representative Warrants are hereinafter referred to as the “Representative Warrant Shares,” and the shares of Common Stock issuable upon conversion of the Preferred Shares are hereinafter referred to as the “Conversion Shares.” At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

Emmel & Klegerman PC

Main 702-476-1000 ◦ Fax 702-722-6185 ◦ 8352 West Warm Springs, Suite 310 ◦ Las Vegas, Nevada 89113

www.ekcounsel.com

Skystar Bio-Pharmaceutical Company

July 16, 2014

i.                    The articles of incorporation and bylaws of the Company as are currently in effect.

ii.                  A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors.

iii.                The form of Securities Purchase Agreement to be entered into between the Company and the purchaser(s) of the Shares and the Warrants (“Securities Purchase Agreement”) and the form of Warrants to be issued by the Company (the “Warrants,” and collectively with the Securities Purchase Agreement, the “Securities Agreements”), and the form of Certificate of Designation (“Certificate of Designation”) with respect to the Preferred Shares.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that each of the Securities Agreements will be duly executed and delivered by the parties prior to the issuance of any of the securities referred to above and will be valid and legally binding on the parties and that the Certificate of Designation will be duly executed by an officer of the Company and duly filed with the Secretary of State of the State of Nevada prior to issuance of any of the Preferred Shares. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completeness of certificates and reports of various state authorities and public officials and of the Company.

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We are not members of the Bar of any state other than the State of Nevada, and, therefore, except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized, and when issued and delivered against payment of the purchase price therefor in accordance with the Securities Purchase Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

2.	The Preferred Shares have been duly authorized, and when issued and delivered against payment of the purchase price therefor in accordance with the Securities Purchase Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

Skystar Bio-Pharmaceutical Company

July 16, 2014

3.	The Warrants have been duly authorized and when issued and delivered pursuant to the terms of the Warrants against payment of the consideration threfor in accordance with the Securities Purchase Agreement and the Prospectus, will be validly issued.

4.	The Representative Warrants have been duly authorized and when issued and delivered pursuant to the terms of the Representative Warrants and the engagement letter between the Company and the placement agent, and the Prospectus, will be validly issued.

5.	The Warrant Shares have been duly authorized and after valid issuance of the Warrants, the Warrant Shares will be, when issued and delivered upon exercise of the Warrants pursuant to the terms of the Warrants and payment of the exercise price therefor, validly issued, fully paid, and nonassessable.

6.	The Representative Warrant Shares have been duly authorized and after valid issuance of the Representative Warrants, the Representative Warrant Shares will be, when issued and delivered upon exercise of the Representative Warrants pursuant to the terms of the Representative Warrants and payment of the exercise price therefor, validly issued, fully paid, and nonassessable.

7.	The Conversion Shares have been duly authorized and after valid issuance of the Preferred Shares, the Conversion Shares will be, when issued and delivered upon conversion of the Preferred Shares pursuant to the terms of the Certificate of Designation including any required surrender of the Preferred Shares, validly issued, fully paid, and nonassessable.

This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is strictly limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion letter as an exhibit to the Form 8-K and the reference to our firm under the heading “Legal Matters” in the Prospectus.

Skystar Bio-Pharmaceutical Company

July 16, 2014

Very truly yours, /s/ EMMEL & KLEGERMAN PC EMMEL & KLEGERMAN PC cc: Schiff Hardin LLP